Exhibit 99.1

DEER VALLEY CORPORATION REPORTS RETIREMENT OF ALL CLASSES OF POTENTIALLY DILUTIVE PREFERRED SHARES, REPURCHASE OF A BLOCK OF COMMON SHARES AND ACQUISITION OF A FAVORABLY PRICED OPTION TO BUY IN ADDITIONAL COMMON SHARES

April 5, 2012

Tampa, Florida

Deer Valley Corporation (“Deer Valley” or the “Company”) (OTCBB: DVLY), announced today that on Friday, March 30, 2012, the Company had entered into an agreement with its majority shareholder, Vicis Capital Master Fund (“Vicis”). Under the terms of the agreement, the Company repurchased 100% of the Company’s issued and outstanding Series C and Series E Convertible Preferred stock, together with a 1,096,291 share block of the Company’s common stock, and a favorably priced option. The option gives the Company the exclusive right, but not the obligation, to repurchase an additional 12,310,359 shares of the Company’s common shares now held by Vicis. The option is exercisable at various time-determined, fixed prices ranging from $0.4305/share to $0.593/share during the period between April 3, 2012 and June 1, 2013. The aggregate purchase price for the two series of preferred shares, the block of common shares, and the option was $3,200,000.

The Company’s CFO, Mr. Steve Lawler, stated, “In unrelated actions also occurring during the first quarter of 2012, the last outstanding shares of the Company’s Series A preferred stock were converted into common shares. Furthermore, during the first quarter of 2012, the Company has also purchased 34,695 common shares in the open market as continuation of a share repurchase program begun in 2010. As a result of the actions announced herein, the Company no longer has any preferred shares of any class outstanding, and the total number of common shares outstanding as of March 31, 2012 has been reduced to 16,033,744 shares.”

The Company’s CEO, Charles G. Masters added the following comment. “The combined effect of the actions accomplished in the first quarter has been strongly anti-dilutive to the direct benefit of the Company’s common shareholders. The net result of these actions is a mathematically guaranteed increase of any future reported positive earnings/share by at least 19% over that which would have been reported on a fully diluted basis had these actions not been accomplished.”

Mr. Masters further commented, “As a result of the process through which the Company raised funds and acquired Deer Valley Homebuilders, Inc. in 2006, the Company’s capitalization table has been quite complicated and difficult to analyze. This fact often inhibited new investment by even the most sophisticated investors. We expect the actions that are being announced today will virtually eliminate this complication and encourage new investors to the further benefit of our existing shareholders.”

Forward-Looking-Statement: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties. Such forward-looking statements are not guarantees of performance, and Deer Valley’s results could differ materially from those contained in such statements. You can generally identify forward-looking statements through words and phrases such as “forecast”, “seeking”, “pursuing”, “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “budget”, “project”, “may be”, “may continue”, “may likely result”, and similar expressions. Such forward-looking statements speak only as of the date of this release, and Deer Valley undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

About Deer Valley

Deer Valley is a growth-oriented manufactured home builder with headquarters in Tampa, Florida and operations in Guin, Alabama. The Company is dedicated to offering high quality homes that are delivered with a sense of warmth, friendliness, and personal pride. The Company also owns one idle plant in Sulligent, Alabama.

The corporate offices of Deer Valley Corporation are located at 3111 W. Dr. MLK Blvd., Tampa, Florida 33607

Additional information can be found at: http://www.deervalleyhb.com.

Contact Information:

Deer Valley Corporation, Tampa, Florida
Charles G. Masters (813) 418-5250 cmasters@tampabay.rr.com